Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wireless Telecom Group, Inc. and its Subsidiaries

We hereby consent to the use in this Registration Statement on Form S-3 of Wireless Telecom Group, Inc. of our report dated March 30, 2007, relating to the consolidated financial statements of Wireless Telecom Group, Inc. and its Subsidiaries, as of and for the year ended December 31, 2006, which are incorporated by reference in such Registration Statement, and which appears in Wireless Telecom Group, Inc.’s Annual report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PKF, Certified Public Accountants
A Professional Corporation
New York, New York
Date: November 9 2007